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                                                            EXHIBIT 23(b)

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 1,050,000 shares of the common stock of Sypris Solutions, Inc., pertaining to the Sypris Solutions, Inc. 1994 Stock Option Plan for Key Employees (Formerly Group Technologies Corporation 1994 Stock Option Plan for Key Employees), of (i) our report dated March 6, 1998 with respect to the consolidated financial statements of Group Technologies Corporation included in the Annual Report (Form 10-K) for 1997 and (ii) our report dated April 3, 1998 with respect to the consolidated financial statements of Group Financial Partners, Inc. included in the Current Report (Form 8-K) dated March 30, 1998, both filed with the Securities and Exchange Commission.



                                          /S/ ERNST & YOUNG LLP



Louisville, Kentucky
May 11, 1998